UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2011

BRONCO DRILLING COMPANY, INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-51471	20-2902156
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16217 North May Avenue Edmond, Oklahoma	73013
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 242-4444

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Merger Agreement

On April 14, 2011, Bronco Drilling Company, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Chesapeake Energy Corporation, an Oklahoma corporation (“Chesapeake”), and Nomac Acquisition, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Chesapeake (“Merger Sub”).

Pursuant to the Merger Agreement, upon the terms and subject to the conditions thereof, Merger Sub will commence a tender offer (the “Offer”) to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the “Shares”) at a purchase price of $11.00 per share in cash, without interest thereon (the “Offer Price”). Upon successful completion of the Offer, and subject to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), and the Company will survive the Merger as an indirect wholly owned subsidiary of Chesapeake. If, after completion of the Offer, stockholder adoption of the Merger Agreement is required under Delaware law, the Company has agreed to hold a meeting of its stockholders for the purpose of adopting the Merger Agreement. In the Merger, each outstanding share of the Company’s common stock, other than shares of Company common stock owned by the Company, Chesapeake or Merger Sub or their respective wholly owned subsidiaries, or by stockholders who have validly exercised their appraisal rights under Delaware law, will be converted into the right to receive cash in an amount equal to the Offer Price.

Merger Sub has agreed to commence the Offer as promptly as reasonably practicable after the date of the Merger Agreement, and the Offer will remain open for at least 20 business days. Consummation of the Offer and the Merger is subject to the satisfaction or waiver of a number of customary closing conditions set forth in the Merger Agreement, including, among others, (i) the valid tender of a majority of the Shares, on a fully diluted basis, (ii) the expiration or termination of any waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the absence of injunctions or orders permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger, (iv) the accuracy of the Company’s representations and warranties in the Merger Agreement and (v) performance in all material respects by the Company with its agreements, covenants and obligations in the Merger Agreement.

The Company has also granted to Chesapeake and Merger Sub an irrevocable right (the “Merger Option”), which Merger Sub may exercise immediately following consummation of the Offer, if necessary, to purchase from the Company the number of Shares that, when added to the shares of Company common stock already owned by Chesapeake or Merger Sub following consummation of the Offer, constitutes one share of Company common stock more than 90% of the shares of Company common stock then outstanding. If Chesapeake, Merger Sub and any of their respective affiliates acquire more than 90% of the outstanding shares of Company common stock, including through exercise of the Merger Option, Merger Sub will complete the Merger through the “short form” procedures available under Section 253 of the Delaware General Corporation Law.

At the effective time of the Merger (the “Effective Time”), each outstanding Share, other than Shares owned by the Company, Chesapeake or Merger Sub or their respective wholly owned subsidiaries, and excluding dissenters rights Shares, which will represent the right to receive the approved value thereof, immediately prior to the Effective Time, will automatically be converted into the right to receive the Offer Price on the terms and subject to the conditions set forth in the Merger Agreement. The Merger Agreement also provides that each share of Company common stock that is restricted and is outstanding immediately prior to the Effective Time will vest in full and become non-forfeitable immediately prior to the Effective Time and will be cancelled at the Effective Time and converted into the right to receive the Offer Price. The Merger Agreement further provides that, if Merger Sub accepts Shares in the Offer or the Merger is consummated, the warrant issued to Banco Inbursa S.A., Institución de Banca Multiple, Grupo Financiero Imbursa (the “Warrant”) pursuant to that certain Warrant Agreement, dated September 18, 2009, between the Company and Banco Inbursa S.A., Institución de Banca Multiple, Grupo Financiero Imbursa will terminate and cease to represent a right to acquire shares of the Company’s common stock and the holder thereof will be entitled to receive from Chesapeake or Merger Sub an amount in cash equal to the product of (x) the excess, if any, of the Offer Price over the exercise price of the Warrant in effect at the relevant time, multiplied by (y) the total number of Shares that could have been purchased upon exercise of the Warrant at the relevant time.

The Merger Agreement also provides that, upon payment for Shares representing at least a majority of the total number of outstanding shares of the Company’s common stock on a fully diluted basis, Merger Sub will be entitled to designate a number of directors to the Board of Directors of the Company (the “Board”) in proportion with the percentage of the Shares it owns following the Offer. Between such time and the Effective Time, the Board will have at least two directors who were directors of the Company on the date of the Merger Agreement and who are independent directors for purposes of the continued listing requirements of the Nasdaq Global Select Market.

Chesapeake, Merger Sub and the Company have made customary representations and warranties in the Merger Agreement and agreed to certain customary covenants, including covenants regarding operation of the business of the Company and its subsidiaries prior to the closing.

In addition, the Company has made certain covenants restricting the Company from soliciting, or providing information or entering into discussions concerning, proposals relating to alternative business combination transactions. However, the Company may take certain specified actions in response to an unsolicited proposal that the Board reasonably determines in good faith is, or could reasonably be expected to lead to, a proposal superior to the transactions contemplated in the Merger Agreement, if failure to take such actions would be reasonably expected to result in a breach of the Board’s fiduciary duties and other specified conditions are met. In such circumstances, and subject to certain obligations to notify Chesapeake and to other rights granted to Chesapeake, including the right to require the Company to engage in good faith negotiations for an amendment to the Merger Agreement, the Board may cause the Company to terminate the Merger Agreement in response to such superior proposal. Upon termination of the Merger Agreement in such circumstances or other specified circumstances, the Company will be required to pay Chesapeake a termination fee of $13 million plus expenses of up to $1.5 million. Moreover, if Chesapeake terminates the Merger Agreement as a result of a breach of the Company’s representations or warranties or the Company’s failure to perform in any material respect under the Merger Agreement, which causes a failure of the Offer conditions and which is not cured, or if the Offer expires or terminates without Chesapeake or Merger Sub having accepted for purchase any Shares (other than due to a breach of the Merger Agreement by the terminating party), then the Company is required to pay Chesapeake’s reasonable out of pocket fees and expenses up to $1.5 million.

The Merger Agreement has been provided solely to inform investors of its terms. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. The Company’s stockholders and other investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Chesapeake, Merger Sub or any of their respective subsidiaries or affiliates.

The foregoing description of the Merger Agreement is only a summary and does not purport to be complete. A copy of the Merger Agreement is filed as Exhibit 2.1 to this Form 8-K and incorporated herein by reference.

Concurrently with the execution of the Merger Agreement, Third Avenue Management LLC and Inmobiliaria Carso, S.A. de C.V. and Carso Infreestructura y Construccion, S.A.B. de C.V. entered into Tender Support Agreements with Chesapeake and Merger Sub pursuant to which such stockholders have agreed to tender their Shares in the Offer upon the terms and subject to the conditions of such agreements, and to vote their Shares in favor of the Merger. In addition, such stockholders have agreed generally to refrain from disposing of their Shares and soliciting alternative acquisition proposals to the Merger. The shares subject to the Stockholder Tender Agreements comprise approximately 32% of the Company’s outstanding shares of common stock. The Tender Support Agreements will terminate upon certain circumstances, including upon termination of the Merger Agreement.

Notice to Investors

This Form 8-K is neither an offer to purchase nor a solicitation of an offer to sell any securities. The tender offer for the outstanding shares of the Company’s common stock described in this Form 8-K has not commenced. At the time the expected tender offer is commenced, Chesapeake or a wholly owned subsidiary of Chesapeake will file a tender offer statement on Schedule TO with the U.S. Securities and Exchange Commission (SEC), and the Company will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. Investors and stockholders of the Company are strongly advised to read the tender offer statement (including the offer to purchase, letter of transmittal and other offer documents) and the related solicitation/recommendation statement because they will contain important information. When available, the offer to purchase, the related letter of transmittal and certain other offer documents, as well as the solicitation/recommendation statement, will be made available to all stockholders of the Company at no expense to them. These documents will also be available at no charge from the SEC’s website at www.sec.gov. In addition, investors and stockholders of the Company will be able to obtain a free copy of these documents (when they become available) from the Company by contacting Bronco Drilling Company, Inc. at 16217 N. May Ave., Edmond, OK 73013, attention: Investor Relations.

Forward Looking Statements

This Form 8-K contains, among other things, certain statements of a forward-looking nature. Such statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statement. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; (2) successful completion of the proposed transactions on a timely basis; (3) the impact of regulatory reviews on the proposed transactions; (4) the outcome of any legal proceedings that may be instituted against one or both of Chesapeake and the Company and others following the announcement of the proposed transactions; (5) risks that the proposed transactions disrupt current plans and operations and the potential difficulties in employee retention as a result of the transactions; and (6) other risks and uncertainties described in documents filed with the SEC by the Company, as well as the tender offer documents to be filed by Chesapeake and Merger Sub and the solicitation/recommendation statement to be filed by the Company.

Many of the factors that will determine the outcome of the subject matter of this Form 8-K are beyond the Company’s ability to control or predict. Except to the extent required by applicable law, the Company does not undertake any obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future results or otherwise.

Item 7.01 Regulation FD Disclosure.

On April 18, 2011, the Company posted a copy of the press release announcing the execution of the Merger Agreement, a copy of which is furnished as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of April 14, 2011, by and among Bronco Drilling Company, Inc., Chesapeake Energy Corporation and Nomac Acquisition, Inc. (Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted schedule to the SEC upon request.)

99.1	Press release announcing execution of the Merger Agreement.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRONCO DRILLING COMPANY, INC.
Date: April 18, 2011	By:	/s/ Matthew S. Porter
Matthew S. Porter
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of April 14, 2011, by and among Bronco Drilling Company, Inc., Chesapeake Energy Corporation and Nomac Acquisition, Inc. (Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted schedule to the SEC upon request.)

99.1	Press release announcing execution of the Merger Agreement.